Exhibit 99.1

THE REALREAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Returned to Growth, December GMV +6% Y/Y; Q1 2021 QTD GMV Growth +14% Y/Y

 Q4 Total Supply Units Shipped Increased 13% Y/Y; December Growth Exceeded 20% Y/Y

Q4 New Buyers Reached a Quarterly Record, Increasing 21% Y/Y

SAN FRANCISCO, Feb. 22, 2021 — The RealReal (Nasdaq: REAL)—the world’s largest online marketplace for authenticated, resale luxury goods—today reported financial results for its fourth quarter and full year ended Dec. 31, 2020.

“With improving trends in Q4, culminating in December GMV increasing 6% Y/Y, we exited the year with strong momentum. Q1 2021 GMV grew 14% Y/Y quarter to date through Feb. 19, 2021, so  that momentum continues and we are optimistic about the year ahead. Last year, we embarked on strategic initiatives surrounding our neighborhood stores, vendor program and authentication center expansion that will enable us to emerge a stronger company, ” said Julie Wainwright, founder and CEO of The RealReal.

Supply and GMV growth are the lifeblood of The RealReal’s marketplace and drive its success and path to profitability. Supply trends continued to improve in Q4. Total units shipped to the company’s authentication centers improved approximately 10% Q/Q and increased 13% Y/Y in Q4, with growth exceeding 20% Y/Y in December. Retail supply units from The RealReal’s retail locations (stores and Luxury Consignment Offices) improved dramatically in Q4, increasing 70% Y/Y driven by marketing execution and the contribution of new retail locations. Supply continues to sell quickly, with the company’s four-day sell-through continuing to trend at pre-COVID levels. New buyers achieved a quarterly record, increasing 21% Y/Y.

The RealReal continues to execute on its retail strategy of opening smaller footprint neighborhood stores. In Q4, the company opened a neighborhood store in Palo Alto, Calif., followed by additional stores in Brooklyn, N.Y., and Newport Beach, Calif., in Q1. In December, approximately 30% of the company’s new consignors came from its retail locations. The RealReal plans to open approximately 10 neighborhood stores by the end of Q2 to deeply engage with the company’s most valuable customers and significantly unlock supply. Based on our data:

•	Consignors who interact with a RealReal retail location consign more than 1.5x as much retail value as other consignors;
•	Buyers who purchase in store and online spend more than 3x as much per year as online-only buyers;
•	Buyers who engage with The RealReal’s stores have higher NPS scores than online-only buyers; and
•	Buyers who interact with The RealReal’s retail locations have higher average order values (AOVs) and higher order frequency than online-only buyers.

“We exited 2020 with our marketplace back to GMV growth, supply momentum increasing and widespread vaccine distribution hopefully around the corner. Growth is a powerful driver of profitability as it enables us to realize efficiencies in our operations, leverage our fixed expenses, and negotiate better rates with our service providers. We remain focused on executing our growth recovery plans and have accelerated the timeline for opening our new Arizona authentication center to support our next phase of growth. We will continue building on the strong momentum of the past several months to position us to profitably capitalize on the large luxury resale opportunity ahead,” continued Wainwright.

1

Fourth Quarter Financial Highlights

•	Gross Merchandise Volume (GMV) was $301.2 million, a 235bps Q/Q improvement and a 1% Y/Y decrease.
•	Total Revenue was $84.6 million, a 10% Y/Y decrease.[1]
•	Consignment and Service Revenue was $69.1 million, a 16% Y/Y decrease[1].
•	Direct Revenue was $15.5 million, a 38% Y/Y increase.
•	Gross Profit was $51.1 million, a 18% Y/Y decrease.[1]
•	Net Loss was ($53.0 million).
•	Adjusted EBITDA was ($35.8) million or (42.3%) of total revenue. Adjusted EBITDA includes $1.6 million of COVID-related expenses.
•	GAAP basic and diluted net loss per share was ($0.60).
•	Non-GAAP basic and diluted net loss per share was ($0.49).
•	At the end of the fourth quarter, cash, cash equivalents and short-term investments totaled $354.9 million.

Other Fourth Quarter Financial Highlights and Key Operating Metrics

•	Trailing 12 months active buyers reached 648,856, an increase of 12% Y/Y.
•	New buyers achieved a quarterly record and increased 21% Y/Y versus down 9% Y/Y in Q3.
•	Orders reached 671,278, a 10% Q/Q improvement and a 5% Y/Y increase.
•

Average Order Value (AOV) was $449, a decrease of 6% Y/Y, and was driven primarily by lower units per transaction. Average selling price (ASP) was essentially flat Y/Y in Q4 and benefited from ASP strength in the Fine Jewelry category and strong demand in high-value handbags, which was offset by momentum with new buyers who usually transact at lower AOVs initially.

•

Consignment Take Rate decreased 50bps Y/Y to 35.7%, reflecting strong performance on a relative basis from lower-take-rate categories (such as handbags, jewelry and sneakers) and a greater mix of consignors earning higher commissions.

•	GMV from repeat buyers was 82.4% compared to 82.9% in the fourth quarter of 2019.
•

In Q4, we signed a lease for an authentication center in Phoenix, which we plan to begin operating from during the summer of 2021. The Phoenix facility will create more than 1,500 local, full-time jobs over the next five years offering competitive pay, rewards and benefits.

•	Our 2020 sell-through percent was 99%, an increase from 94% in 2019. Sell-through percent represents the ratio of GMV to initial supply value for the specified year.

(1) Reflects a $2.2 million prior period adjustment. Excluding the $2.2 million prior period adjustment, total revenue was $86.8 million, a decrease of 7% Y/Y, consignment and service revenue was $71.3 million, a 14% Y/Y decrease, and gross profit was $53.4 million, a 15% Y/Y decrease. See Non-GAAP Financial Measures below.

•

Since The RealReal’s inception in 2011 through Dec. 31, 2020, consignment with The RealReal saved 17,023 metric tons of carbon and 827 million liters of water. In 2020 alone, members saved the equivalent of the GHG emissions from 7.4 million driving miles and 712 million glasses of water by consigning with The RealReal.

•

Consignment of Gucci items grew 2.5 times faster than overall consignment following the launch of our partnership on Oct. 5 through the end of the year, a testament to the success of our collaboration. As a further result of our groundbreaking partnership, together with Gucci, The RealReal is planting more than 35,000 trees with One Tree Planted.

Financial Outlook

We anticipate Q1 GMV will be in the range of $301 million to $310 million, representing a 17% to 20% Y/Y growth rate.

Webcast and Conference Call

The RealReal will post a stockholder letter on its investor relations website at https://investor.therealreal.com/financial-information/quarterly-results in lieu of a live presentation and host a conference call at 2 p.m. PST to answer questions regarding its fourth quarter and full year 2020 financial results, the stockholder letter and the supporting slides. Investors and analysts can access the call by dialing (866) 996-5385 in the U.S. or (270) 215-9574 internationally. The passcode for the call is 1836039. The call will also be available via live webcast at https://investor.therealreal.com along with the stockholder letter and the supporting slides. An archive of the webcast conference call will be available shortly after the call ends at https://investor.therealreal.com.

About The RealReal, Inc.

The RealReal is the world’s largest online marketplace for authenticated, resale luxury goods, with more than 20 million members. With a rigorous authentication process overseen by experts, The RealReal provides a safe and reliable platform for consumers to buy and sell their luxury items. We have hundreds of in-house gemologists, horologists and brand authenticators who inspect thousands of items each day. As a sustainable company, we give new life to pieces by thousands of brands across numerous categories—including women's and men's fashion, fine jewelry and watches, art and home—in support of the circular economy. We make selling effortless with free virtual appointments, in-home pickup, drop-off and direct shipping. We do all of the work for consignors, including authenticating, using AI and machine learning to determine optimal pricing, photographing and listing their items, as well as handling shipping and customer service. At our 13 retail locations, including our eight shoppable stores, customers can sell, meet with our experts and receive free valuations.

Investor Relations Contact:

Paul Bieber

Head of Investor Relations

paul.bieber@therealreal.com

Press Contact:

Erin Santy

Head of Communications

pr@therealreal.com

Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including the amounts of our operating expense and capital expenditure investments or reductions and our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of the COVID-19 pandemic and the recent social unrest. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic and the recent social unrest on our operations and our business environment, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations and other reasons.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Non-GAAP Financial Measures

To supplement our unaudited and condensed financial statements presented in accordance with generally accepted accounting principles ("GAAP"), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA as a percentage of total net revenue ("Adjusted EBITDA Margin"), free cash flow, non-GAAP net loss attributable to common stockholders, and non-GAAP net loss per share attributable to common stockholders, basic and diluted, and Contribution Profit. We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in this earnings release.

We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.

In Q4, we reflected a $2.2 million prior period adjustment to Consignment and service revenue, of which approximately $600 thousand related to Q1 through Q3 of 2020, and approximately $1.6 million related to previous periods. This adjustment is the result of an administrative error related to a reconciliation of a subset of adjustments to consignor commissions that were paid outside of our normal payment cycle. We have since corrected this reconciliation process. We will reflect this adjustment in our presentation of our quarterly and prior year results in our Form 10-K. Since these adjustments were not material to any prior period interim or annual financial statements, no amendments to previously filed interim or annual periods reports are required. In order to facilitate comparability between Q4 of 2020 and Q4 of 2019, we have presented total revenue, consignment and service revenue and gross profit on a Non-GAAP basis for Q4 to exclude the impact of the prior period adjustment.

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.

We calculate Adjusted EBITDA as net loss before interest income, interest expense, other (income) expense net, provision (benefit) for income taxes, depreciation and amortization, further adjusted to exclude stock-based compensation, certain one-time expenses and prior period adjustments. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.

In particular, the exclusion of certain expenses and prior period adjustments in calculating Adjusted EBITDA and Adjusted EBITDA Margin facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Free cash flow is a non-GAAP financial measure that is calculated as net cash (used in) provided by operating activities less net cash used to purchase property and equipment and capitalized proprietary software development costs. We believe free cash flow is an important indicator of our business performance, as it measures the amount of cash we generate. Accordingly, we believe that free cash flow provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

Non-GAAP net loss per share attributable to common stockholders, basic and diluted is a non-GAAP financial measure that is calculated as GAAP net loss plus stock-based compensation expense, provision (benefit) for income taxes, and non-recurring items divided by weighted average shares outstanding. We believe that adding back stock-based compensation expense, provision (benefit) for income taxes, and non-recurring items as adjustments to our GAAP net loss, before calculating per share amounts for all periods presented provides a more meaningful comparison between our operating results from period to period.

Contribution Profit is a non-GAAP financial measure that is calculated as gross profit per order minus variable expenses including variable marketing, operations, sales and merchandising expenses. Fixed expenses include occupancy, general & administrative, technology, marketing headcount, and certain operations and merchandising headcount costs.

We view contribution profit as an important metric to assess our marginal profitability and measure our progress driving operating efficiencies. Accordingly, we believe that contribution profit provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

THE REALREAL, INC.

Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Consignment and service revenue	$69,073	$82,522	$245,643	$267,412
Direct revenue	15,512	11,209	52,623	50,625
Total revenue	84,585	93,731	298,266	318,037
Cost of revenue:
Cost of consignment and service revenue	19,723	20,987	66,976	73,579
Cost of direct revenue	13,728	10,197	45,406	41,252
Total cost of revenue	33,451	31,184	112,382	114,831
Gross profit	51,134	62,547	185,884	203,206
Operating expenses:
Marketing	17,066	10,896	54,813	47,734
Operations and technology	45,950	39,960	163,808	143,231
Selling, general and administrative	38,715	34,553	141,762	110,663
Total operating expenses (1)	101,731	85,409	360,383	301,628
Loss from operations	(50,597)	(22,862)	(174,499)	(98,422)
Interest income	168	1,675	2,518	4,593
Interest expense	(2,454)	(45)	(5,264)	(616)
Other income (expense), net	(80)	5	(169)	(2,102)
Loss before provision for income taxes	(52,963)	(21,227)	(177,414)	(96,547)
Provision (benefit) for income taxes	63	147	101	199
Net loss	$(53,026)	$(21,374)	$(177,515)	$(96,746)
Accretion of redeemable convertible preferred stock to redemption value	$—	$—	$—	$(3,355)
Net loss attributable to common stockholders	$(53,026)	$(21,374)	$(177,515)	$(100,101)
Net loss per share attributable to common stockholders, basic and diluted	$(0.60)	$(0.25)	$(2.03)	$(2.11)
Weighted average shares used to compute net loss per share attributable to common stockholders, basic and diluted	88,810,674	85,823,352	87,587,409	47,478,544

(1) Includes stock-based compensation as follows:
Marketing	$527	$104	$1,755	$392
Operating and technology	3,019	1,083	10,241	3,148
Selling, general and administrative (2)	3,865	1,608	12,326	4,990
Total	$7,411	$2,795	$24,322	$8,530

(2) Includes compensation expense related to stock sales by current and former employees in March 2019.

THE REALREAL, INC.

Condensed Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$350,846	$154,446
Short-term investments	4,017	208,811
Accounts receivable	7,213	7,779
Inventory, net	42,321	23,599
Prepaid expenses and other current assets	17,072	13,804
Total current assets	421,469	408,439
Property and equipment, net	63,454	55,831
Operating lease right-of-use assets	118,136	—
Other assets	2,050	2,660
Total assets	$605,109	$466,930
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$14,346	$11,159
Accrued consignor payable	57,053	52,820
Operating lease liabilities, current portion	14,999	—
Other accrued and current liabilities	61,862	54,567
Total current liabilities	148,260	118,546
Operating lease liabilities, net of current portion	115,084	—
Convertible senior notes, net	149,188	—
Other noncurrent liabilities	1,284	9,456
Total liabilities	413,816	128,002
Stockholders’ equity:
Common stock, $0.00001 par value; 500,000,000 shares authorized as of December 31, 2020 and December 31, 2019; 89,301,664 and 85,872,320 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	1	1
Additional paid-in capital	723,302	693,426
Accumulated other comprehensive income	11	7
Accumulated deficit	(532,021)	(354,506)
Total stockholders’ equity	191,293	338,928
Total liabilities and stockholders’ equity	$605,109	$466,930

THE REALREAL, INC.

Condensed Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(177,515)	$(96,746)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	18,845	13,408
Stock-based compensation expense	24,322	7,711
Reduction of operating lease right-of-use assets	16,062	—
Bad debt expense	903	1,371
Compensation expense related to stock sales by current and former employees	—	819
Change in fair value of convertible preferred stock warrant liability	—	2,100
Accrued interest on convertible notes	216	—
Loss on retirement of property and equipment	280	—
Accretion of unconditional endowment grant liability	51	94
Accretion of debt discounts and issuance costs	2,399	11
Amortization of premiums (discounts) on short-term investments	(137)	(320)
Changes in operating assets and liabilities:
Accounts receivable	(337)	(1,579)
Inventory, net	(18,722)	(13,244)
Prepaid expenses and other current assets	(3,443)	(4,108)
Other assets	548	(1,026)
Operating lease liability	(12,752)	—
Accounts payable	4,457	6,010
Accrued consignor payable	4,233	17,561
Other accrued and current liabilities	7,994	10,686
Other noncurrent liabilities	(166)	2,762
Net cash used in operating activities	(132,762)	(54,490)
Cash flow from investing activities:
Purchases of short-term investments	(73,280)	(220,609)
Proceeds from maturities of short-term investments	278,215	39,281
Capitalized proprietary software development costs	(8,678)	(9,267)
Purchases of property and equipment	(19,910)	(24,761)
Net cash provided by (used in) investing activities	176,347	(215,356)
Cash flow from financing activities:
Proceeds from issuance of common stock in initial public offering, net of issuance costs	—	315,541
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	43,492
Proceeds from issuance of convertible preferred stock, net of issuance costs	—	26,283
Proceeds from issuance of convertible senior notes, net of issuance costs	166,278	—
Purchase of capped calls	(22,546)	—
Proceeds from exercise of stock options and common stock warrants	8,859	2,729
Proceeds from issuance of Employee Stock Purchase Program	972	—
Taxes paid related to restricted stock vesting	(748)	(130)
Repayment of debt	—	(9,250)
Net cash provided by financing activities	152,815	378,665
Net increase in cash, cash equivalents and restricted cash	196,400	108,819
Cash, cash equivalents, and restricted cash
Beginning of period	154,446	45,627
End of period	$350,846	$154,446

The following table reflects the reconciliation of net loss to Adjusted EBITDA for each of the periods indicated (in thousands):

	Three Months Ended December 31,
	2020	2019
Adjusted EBITDA Reconciliation:
Net loss	$(53,026)	$(21,374)
Depreciation and amortization	5,172	3,870
Stock-based compensation	7,411	2,795
Prior period adjustment (1)	2,247	—
Abandoned offering costs	—	293
Donation to TRR Foundation	—	3,155
Interest income	(168)	(1,675)
Interest expense	2,454	45
Other (income) expense, net	80	(5)
Provision for income taxes	63	147
Adjusted EBITDA	$(35,767)	$(12,749)

(1) This adjustment is the result of an administrative error related to a reconciliation of a subset of adjustments to consignor commissions that were paid outside of our normal payment cycle.

A reconciliation of GAAP net loss to non-GAAP net loss attributable to common stockholders, the most directly comparable GAAP financial measure, in order to calculate non-GAAP net loss attributable to common stockholders per share, basic and diluted, is as follows (in thousands, except share and per share data):

	Three Months Ended December 31,
	2020	2019
Net loss	$(53,026)	$(21,374)
Stock-based compensation	7,411	2,795
Prior period adjustment	2,247	—
Abandoned offering costs	—	293
Donation to TRR Foundation	—	3,155
Provision for income taxes	63	147
Non-GAAP net loss attributable to common stockholders	$(43,305)	$(14,984)
Weighted-average common shares outstanding used to calculate Non-GAAP net loss attributable to common stockholders per share, basic and diluted	88,810,674	85,823,352
Non-GAAP net loss attributable to common stockholders per share, basic and diluted	$(0.49)	$(0.17)

The following table presents a reconciliation of net cash (used in) provided by operating activities to free cash flow for each of the periods indicated (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net cash (used in) provided by operating activities	$(36,745)	$3,629	$(132,762)	$(54,490)
Purchase of property and equipment and capitalized proprietary software development costs	(6,263)	(11,247)	(28,588)	(34,028)
Free Cash Flow	$(43,008)	$(7,618)	$(161,350)	$(88,518)

Key Financial and Operating Metrics:

	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
	(In thousands, except AOV and percentages)
GMV	$224,116	$228,487	$252,766	$302,975	$257,606	$182,771	$245,355	$301,219
NMV	$160,538	$164,782	$186,617	$219,508	$184,625	$139,797	$189,059	$222,437
Consignment and Services Revenue	$55,575	$60,070	$69,245	$82,522	$65,297	$46,866	$64,407	$69,073
Direct Revenue	$15,007	$12,139	$12,271	$11,209	$12,942	$10,523	$13,645	$15,512
Number of Orders	498	505	577	637	574	438	550	671
Take Rate	35.3%	36.6%	36.8%	36.2%	36.2%	36.0%	35.4%	35.7%
Active Buyers	456	492	543	582	602	612	617	649
AOV	$450	$453	$438	$476	$449	$417	$446	$449
% of GMV from Repeat Buyers	82.4%	83.1%	81.8%	82.9%	84.4%	82.3%	82.9%	82.4%

Contribution Profit Per Order:

	2020	2019	2018	2020 Y/Y Change
AOV	$441.8	$454.7	$445.6	-3%
Revenue	$133.5	$143.4	$130.0	-7%
Gross Profit (1)	$185.9	$203.2	$136.9	-9%
Gross Profit Per Order	$83.2	$91.6	$85.8	-9%
Variable Expenses	$79.0	$71.9	$77.1	10%
Contribution Profit	$4.2	$19.7	$8.7	-79%
Contribution Margin	3.2%	13.8%	6.7%	(1060 bps)

(1) Reflects prior period adjustments.